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                                                                      Exhibit 11

     NET INCOME PER SHARE

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128), effective with the year ended June 30, 1998. SFAS 128 requires the presentation of basic and diluted net income per share. Basic net income per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for that period. Diluted net income per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental common shares issuable upon exercise of stock options and warrants for all periods. All prior period net income per-share amounts have been restated to comply with SFAS 128.

     In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted net income per share is provided as follows:


     Years ended June 30,                     1998           1997           1996
     --------------------                     ----           ----           ----
     Basic and diluted net income
          (numerator)                      $4,264,341     $3,909,954     $2,471,835
     Shares used in basic net income
          per-share calcuations
          (denominator)
     Weighted average shares of
          common stock outstanding          4,564,355      4,658,796      3,769,859

     Shares used in diluted net income
          per-share calculations
          (denominator)
     Weighted average shares of
          common stock outstanding          4,564,355      4,658,796      3,769,859
     Dilutive effect of stock options          28,396         30,917      3,787,257
                                           ----------     ----------      ---------
                                            4,592,751      4,627,879      3,787,257
                                           ----------     ----------     ----------

     Basic net income per share            $      .93     $      .84     $      .66
     Diluted net income per share          $      .93     $      .84     $      .65